                                                                     Exhibit 4.2
                                                                     -----------



                              AMENDED AND RESTATED

                             STOCKHOLDERS AGREEMENT



                                  By and Among

                                BLACKROCK, INC.

                           PNC ASSET MANAGEMENT, INC.

                                      and

                      CERTAIN EMPLOYEES OF BLACKROCK, INC.
                               AND ITS AFFILIATES



                               ________ __, 1999

                  AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
                  -------------------------------------------


     This AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this "Agreement") is made and entered into as of _______ __, 1999, by and among BLACKROCK, INC., a Delaware corporation ("BlackRock"), PNC ASSET MANAGEMENT, INC., a Delaware corporation ("PAM"), and the parties identified on the signature pages hereto as Employee Stockholders (as defined herein) or their Permitted Transferees (as defined herein).


                                   BACKGROUND
                                   ----------

     BlackRock Financial Management, Inc. ("BFM"), a predecessor in interest to BlackRock, PAM, and certain Employee Stockholders (as defined below) were parties to a Shareholders Agreement, dated January 31, 1998 ("BFM Stockholders Agreement"), with respect to the shares of common stock of BFM (the "BFM Common Stock") outstanding immediately prior to the date thereof.

     In the Exchange Agreement, dated March 31, 1998 (the "Exchange Agree ment"), PAM and the Employee Stockholders exchanged their shares of BFM Common Stock for shares of common stock, no par value, of BlackRock ("Old BlackRock Common Stock") on a one share for one share basis.

     The BFM Stockholders Agreement was terminated in its entirety with the execution of a new stockholders agreement by and among BlackRock, PAM and certain Employee Stockholders, dated as of April 30, 1998 ("1998 Stockholders Agreement"). As of such date, BlackRock issued additional shares of Old BlackRock Common Stock to certain Employee Stockholders, and the holders of such additional Old BlackRock Common Stock as well as the other holders of Old BlackRock Common Stock outstanding immediately prior to the date thereof became subject to the terms and conditions of the 1998 Stockholders Agreement.

     BlackRock intends to offer common stock for sale to the public in a domestic offering and an international offering (together, the "Offerings"). Immediately prior to the completion of the Offerings, BlackRock will adopt an Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") which, among other things, will provide for the recapitalization of BlackRock by creating two classes of common stock. In the recapitalization, each outstanding share of Old BlackRock

Common Stock will be changed and reclassified into     shares of Class B Common
Stock, par value $0.01 per share ("Class B Common Stock"). PAM and the Employee Stockholders will be the sole holders of Class B Common Stock. A second class of common stock, Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), will be sold to the public in the Offerings. The Class A Common Stock and the Class B Common Stock will be identical in all respects, except that each share of Class B Common Stock is entitled to five votes while each share of Class A Common Stock will be entitled to one vote.

     The parties to the 1998 Stockholders Agreement agree that certain changes to the 1998 Stockholders Agreement will be necessary and desirable and in the best interests of BlackRock, PAM and the Employee Stockholders if the Offerings are completed, and, therefore, the parties desire to enter into this Agreement which on the Effective Date will amend and restate the 1998 Stockholders Agreement.


                                     TERMS
                                     -----


     NOW, THEREFORE, in consideration of the foregoing and the covenants set forth herein, the parties hereto agree as follows:




                                   ARTICLE 1.
                                  DEFINITIONS

     For purposes of this Agreement, in addition to terms defined elsewhere herein, the following terms when used herein shall have the following meanings:

     1.1 "1940 Act" means the Investment Company Act of 1940, as amended, and the rules and regulations of the Securities and Exchange Commission ("Com mission") promulgated thereunder, as now or hereafter in effect.

     1.2 "Affiliate" of, or any person or entity "affiliated" with, the person or entity specified shall mean any corporation, partnership, joint venture, association, organization or other person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified.

     1.3  "BlackRock Board" shall mean the Board of Directors of BlackRock.

     1.4 "BlackRock Employee Shares" means any shares of Class B Common Stock owned by any Employee Stockholder or acquired from an Employee Stockholder by a Permitted Transferee.

     1.5 "BlackRock Management Committee" means a committee consisting of the Chief Executive Officer and President of BlackRock and not less than five (5) Managing Directors of BlackRock or its subsidiaries who are designated from time to time by the Chief Executive Officer and President of BlackRock to serve on this committee.

     1.6 "Change of Control of PNC" shall be deemed to occur if, whether by virtue of an actual or threatened proxy contest (including a consent solicitation) or any merger, reorganization, consolidation or similar transaction Persons who are directors of PNC immediately prior to such proxy contest or the execution of the agreement pursuant to which such transaction is consummated (other than a director whose initial assumption of office was in connection with a prior actual or threatened proxy contest) cease to constitute a majority of the Board of Directors of PNC or any successor entity immediately following such proxy contest or the consummation of such transaction.

     1.7 "Change of Control of BlackRock" shall be deemed to occur if (i) PNC transfers 50% of the voting power of the Voting Stock of BlackRock and PNC or its Affiliates are no longer the stockholders with the greatest percentage of the voting power of the Voting Stock of BlackRock or (ii) whether by virtue of an actual or threatened proxy contest (including a consent solicitation) or any merger, reorganization, consolidation or similar transaction, Persons who are directors of BlackRock immediately prior to such proxy contest or the execution of the agreement pursuant to which such transaction is consummated (other than a director whose initial assumption of office was in connection with a prior actual or threatened proxy contest) cease to constitute a majority of the Board of Directors of BlackRock or any successor entity immediately following such proxy contest or the consummation of such transaction.

     1.8 "Cause" shall mean the occurrence or existence of any of the following with respect to the Employee Stockholder: (i) a material breach by the Employee Stockholder of any written policies of BlackRock or an affiliate thereof required by law or established to maintain compliance with applicable law; (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct by the Employee Stockholder against BlackRock or an affiliate thereof or any client of BlackRock or an affiliate thereof; or (iii) conviction (including a plea of nolo contendere) of the Employee Stockholder for the commission of a
        ---- ----------
felony; or (iv) entry of any order against the Employee Stockholder by any governmental body having regulatory authority with respect to BlackRock's business, which order relates to or arises out of the Employee Stockholder's employment relationship with BlackRock. A determination of Cause may be made only by BlackRock's Chief Executive Officer and a majority of the members of the BlackRock Management Committee (excluding the Employee Stockholder, if applicable), except that with respect to BlackRock's Chief Executive Officer, such determination may be made only by a majority of the Board of Directors of BlackRock.

     1.9 "Deficient Opportunity" shall exist if (i) the Employee Stockholder does not have duties, authority and reporting responsibilities in BlackRock or an affiliate thereof which are substantially equivalent to or greater than those at BlackRock or an affiliate thereof as of the commencement of the Term, unless otherwise mutually agreed upon, or (ii) the Employee Stockholder's principal work location has been relocated to any place more than thirty (30) miles from the principal work location as of the commencement of the Term, unless otherwise mutually agreed upon or at the direction of the Chief Executive Officer, or (iii) there occurs a Change of Control of BlackRock or a Change of Control of PNC and, by or at the direction of the entity effecting such Change of Control and without the consent of the Chief Executive Officer, the sum of
(1) the aggregate annual salary and bonus paid to or earned by the Employee Stockholder with respect to the fiscal year in which such Change of Control occurs or with respect to either of the two succeeding fiscal years and (2) the value of other incentive awards granted to the Employee Stockholder in the applicable fiscal year (such sum, the "Compensation Amount"), is less than the sum of (x) the average annual salary and bonus paid to or earned by the Employee Stockholder with respect to the two fiscal years immediately preceding the year in which such Change of Control occurs and (y) the average value of other incentive awards granted to the Employee Stockholder in the two fiscal years immediately preceding the year in which such Change of Control occurs (such sum, the "Average Historical Compensation"); provided, however, that the failure of
                                        --------  -------
the Employee Stockholder's Compensation Amount to equal or exceed the Employee Stockholder's Average Historical Compensation shall not constitute a Deficient Opportunity if such failure is solely due to adverse financial performance of BlackRock during the applicable fiscal year.

     1.10 "Disability" shall mean an Employee Stockholder's physical or mental incapacity constituting disability in accordance with Employer's long-term disability policy which in any event does or is reasonably expected to continue for at least six (6) months.

     1.11 "Effective Date" shall mean the effective date of this Agreement as provided in Section 6.1 hereof.

     1.12 "Employee Stockholders" means all holders of Class B Common Stock who are employees of BlackRock or any of its Affiliates and who are parties to this Agreement.

     1.13 "Employer" shall mean, with respect to any Employee Stockholder, BlackRock or any Affiliate thereof that employs such Employee Stockholder.

     1.14 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, as now or hereafter in effect.

     1.15 "Good Reason" shall mean failure of the Employee Stockholder to substantially perform any material assigned duties (other than by reason of death, Disability or Deficient Opportunity). A determination of Good Reason may be made only by BlackRock's Chief Executive Officer and a majority of the members of the BlackRock Management Committee (excluding the Employee Stockholder, if applicable), except that with respect to BlackRock's Chief Executive Officer, such determination may be made only by a majority of the Board of Directors of BlackRock.

     1.16 "Insolvency" of any party hereto means that (i) the party or its parent entity, if applicable, commences a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consents to the entry of an order for relief in an involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the party or its parent entity, if applicable, or of any substantial part of its property, or makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts as they become due, or (ii) a decree or order for relief in respect of the party or its parent entity, if applicable, is entered by a court having jurisdiction in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the party or its parent entity, if applicable, or of any substantial part of its property, or, if applicable, ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 90 days and on account of any such event the party or its parent entity, if applicable, shall, if applicable, liquidate, dissolve or wind up.

     1.17 "Market Value" shall mean, with respect to each share of Class B Common Stock and Class A Common Stock, the average closing price per share of Class A Common Stock on the New York Stock Exchange (as reported by The Wall Street Journal or other authoritative source) for the ten (10) trading days immediately preceding the date of determination.

     1.18 "Registration Rights Agreement" shall mean the Registration Rights Agreement, dated the date hereof, by and among BlackRock, PAM and the Employee Stockholders.

     1.19 "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, as now or hereafter in effect.

     1.20 "Transfer" shall mean any actual or proposed disposition of all or a portion of an interest (legal or equitable) by any means, direct or indirect, absolute or conditional, voluntary or involuntary, including, but not limited to, by sale, assignment, put, transfer, pledge, hypothecation, mortgage or other encumbrance, court order, operation of law, distribution, settlement, exchange, waiver, abandonment, gift, alienation, bequest or disposal. Notwithstanding the foregoing, the term Transfer shall not include any pledge of BlackRock Employee Shares to a financial institution in connection with any financing of the purchase of BlackRock Employee Shares by an Employee Stockholder, or, in the event of any default of any Employee Stockholder in connection with such financing, any foreclosure by such financial institution on such BlackRock Employee Shares, provided that such financial institution agrees to be subject to and bound by the terms of this Agreement.

     1.21 "Trigger Date" shall mean the first date following the date upon which PAM or any PAM Affiliate or a Controlling Stockholder (as defined in BlackRock's Certificate of Incorporation) ceases to be the holder or beneficial owner of majority of voting power of the Voting Stock.

     1.22 "Voting Stock" shall mean the then outstanding shares of capital stock of BlackRock entitled to vote generally on the election of directors and shall exclude any class or series of capital stock of BlackRock only entitled to vote in the event of dividend arrearages or any default under any provision of such series thereon whether or not at the time of determination there are any such dividend arrearages or defaults.


                                   ARTICLE 2.
                     GOVERNANCE AND OPERATION OF BLACKROCK

     2.1  Rights of BlackRock Employee Shares.  Except for the restrictions on
          -----------------------------------
transfer imposed by this Agreement and any other agreements between the holders of the BlackRock Employee Shares and BlackRock or any Affiliate thereof and/or PAM, each BlackRock Employee Share shall have the same rights and privileges, including voting rights, as the other shares of Class B Common Stock or, if applicable, Class A Common Stock.

     2.2  BlackRock Board of Directors.
          ----------------------------

          (a) Following the Effective Date and for so long as PAM and its Affiliates own in the aggregate Voting Stock representing at least twenty-five percent (25%) of the voting power of the capital stock of BlackRock, subject to applicable law, (i) the Employee Stockholders agree to vote their Employee Shares for the election of the four (4) director candidates nominated by PAM or its Affiliates and (ii) PAM agrees to vote its shares of Class B Common Stock for the two (2) director candidates nominated by the BlackRock Management Committee. From and after the time PAM and its Affiliates own in the aggregate Voting Stock representing less than twenty-five percent (25%) but more than ten percent (10%) of the voting power of BlackRock, subject to applicable law, (x) the Employee Stockholders agree to vote their Employee Shares for the election of two (2) director candidates nominated by PAM or its Affiliate and (y) PAM agrees to vote its shares of Class B Common Stock for two (2) directors candidates nominated by the BlackRock Management Committee.

          (b) Following the Effective Date, subject to applicable law, the Employee Stockholders and PAM agree to take no action to amend the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") or Amended and Restated Bylaws of BlackRock in effect on the Effective Date in a manner that would be inconsistent with the provisions of this Agreement, as amended from time to time and will their shares of Voting Stock against any such proposed amendment.

          (c) From and after such time as a person or entity other than PNC or its Affiliate (the "Subsequent Principal Stockholder") (i) owns capital stock of BlackRock representing fifty percent (50%) or more of the voting power of the Voting Stock of BlackRock and (ii) owns Voting Stock representing greater voting power than any other stockholder of BlackRock, PAM's rights under this Section
2.2 shall be transferred and assigned to the Subsequent Principal Stockholder.


                                   ARTICLE 3.
              TRANSFER RESTRICTIONS ON BLACKROCK EMPLOYEE SHARES;
                PERMITTED TRANSFERS OF BLACKROCK EMPLOYEE SHARES

     3.1  Transfer Restriction on BlackRock Employee Shares.  Except as
          -------------------------------------------------
expressly set forth in this Agreement, the BlackRock Employee Shares may not be transferred, and any purported Transfer in violation of this provision shall be null and void; provided that the restrictions on Transfer set forth in this
Section 3.1 will lapse with respect to one third of the BlackRock Employee Shares held by each Employee Stockholder or Permitted Transferee on each of December 31, 2000, December 31, 2001, and December 31, 2002 (or such other dates as may be applicable to subsequent issuances of Class B Common Stock), unless this restriction on Transfer is earlier removed in accordance with the provisions of this Agreement. BlackRock Employee Shares which are subject to this restriction on Transfer are sometimes referred to herein as "Restricted BlackRock Employee Shares"; BlackRock Employee Shares on which this restriction on Transfer has lapsed are sometimes referred to herein as "Unrestricted BlackRock Employee Shares".

     3.2  Lapse of Transfer Restrictions on Restricted BlackRock Employee
          ---------------------------------------------------------------
Shares. The restrictions on Transfer set forth in Section 3.1 hereof will lapse immediately with respect to all Restricted BlackRock Employee Shares held by an Employee Stockholder or any Permitted Transferee thereof and such shares shall become Unrestricted BlackRock Employee Shares in the event of the termination of an Employee Stockholder's employment:

               (i) by reason of death or Disability;

               (ii) by Employer without Cause or Good Reason; or

               (iii) if applicable, by such Employee Stockholder by reason of a Deficient Opportunity.

     3.3  Permitted Transfers of BlackRock Employee Shares.
          ------------------------------------------------

          (a) Notwithstanding anything in Section 3.1 hereof to the contrary, unless Article 4 is applicable to a proposed Transfer and is complied with, Employee Stockholders shall be entitled to Transfer Restricted BlackRock Employee Shares and Unrestricted BlackRock Employee Shares to a Permitted Transferee; provided that (i) the Permitted Transferee executes a counterpart copy of this Agreement and agrees to be bound by its terms and conditions and
(ii) the Permitted Transferee executes an irrevocable proxy in favor of the transferring Employee Stockholder (or PAM or another Employee Stockholder in the case of a Permitted Transferee that is an estate or personal representative) entitling the proxyholder to exercise all voting rights with respect to the transferred BlackRock Employee Shares.

          (b) For purposes of this Agreement "Permitted Transferee" means with respect to any Employee Stockholder (i) BlackRock and its Affiliates, (ii) the estate or personal representative of the Employee Stockholder, (iii) any spouse, child, grandchild or parent of the Employee Stockholder, or (iv) any trust, corporation, partnership, limited liability company or other entity if substantially all of the economic interests in such entity are held by or for the benefit of the Employee Stockholder and/or persons specified in clauses (ii) or (iii) at all times while such entity holds any BlackRock Employee Shares.

          (c) If any person who was a Permitted Transferee at the time an Employee Stockholder transferred BlackRock Employee Shares to such person ceases to be a Permitted Transferee for any reason, such person must Transfer any BlackRock Employee Shares held by such person back to the applicable Employee Stockholder or another Permitted Transferee designated by such Employee Stockholder. If an Employee Stockholder Transfers BlackRock Employee Shares to a Permitted Transferee and such Employee Stockholder ceases to be employed by BlackRock, this Agreement shall apply to all BlackRock Employee Shares held by such Permitted Transferee that were Transferred by such Employee Stockholder and such BlackRock Employee Shares shall be treated for all purposes as if held by such Employee Stockholder at the time he or she ceased to be employed by BlackRock.

          (d) Notwithstanding anything to the contrary set forth herein, but subject to the provisions of subparagraph 3.3(f) below, in the event of any direct or indirect transfer of beneficial ownership of any shares of Class B Common Stock which, had such transfer also been a transfer of record ownership of such shares of Class B Common Stock, would not have been to a Permitted Transferee, each share of Class B Common Stock transferred shall be deemed, without further act on the part of the holder thereof or BlackRock, to be converted into one share of Class A Common Stock, and stock certificates formerly representing each share of Class B Common Stock shall thereupon and thereafter be deemed to represent such number of shares of Class A Common Stock as equals the number of shares of Class A Common Stock into which such shares of Class B Common Stock could be converted pursuant to the terms hereof.

          (e) Notwithstanding anything to the contrary set forth herein, any event which would result in the automatic conversion of shares of Class B Common Stock into shares of Class A Common Stock shall not result in such conversion if, after such event, the record holder of such shares of Class B Common Stock is a corporation, limited liability company or partnership as to which, with respect to the shares of Class B Common Stock held by such corporation, limited liability company or partnership, any Permitted Transferee of the Employee Stockholder prior to such event has, directly or indirectly, both investment power (which includes the power to dispose, or direct the disposition of, such shares of Class B Common Stock) and voting power (which includes the power to vote, or direct the voting of, such shares of Class B Common Stock); provided that no transaction or event intended to avoid the automatic conversion provision of this subparagraph 3.3(e) shall in any event be entitled to the benefit of this subparagraph 3.3(e).

          (f) Notwithstanding anything to the contrary set forth herein, any Employee Stockholder may pledge such Employee Stockholder's shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for any indebtedness or other obligation of any person; provided that, even if such shares are registered in the name of the pledgee or its nominee (which registration is hereby expressly permitted and shall not be considered a transfer hereunder), such shares shall remain subject to the provisions of this sub paragraph 3.3(f). In the event that such pledged shares of Class B Common Stock (the "Pledged Stock") are foreclosed upon, each share of such Pledged Stock shall be deemed, without further act on the part of the holder thereof or BlackRock, to be converted into one share of Class A Common Stock, and stock certificates formerly representing one share of Class B Common Stock shall thereupon and thereafter be deemed to represent such number of shares of Class A Common Stock as equals the number of shares of Class A Common Stock into which such shares the earlier of
(i) if the pledgor is contesting the foreclosure on such shares of Pledged Stock, 30 days after the date on which the foreclosure on such Pledged Stock becomes final and non-appealable or (ii) if the pledgor is not contesting the foreclosure on such shares of Pledged Stock, 30 days after the date on which such Pledged Stock is foreclosed upon; provided that the Pledged Stock shall not be automatically converted as provided herein as a result of such foreclosure if, prior to expiration of such 30-day period, the Pledged Stock shall be transferred by the pledgee or the purchaser in such foreclosure to a Employee Stockholder or one or more Permitted Transferees of an Employee Stockholder.

          (g) Notwithstanding anything to the contrary herein, BlackRock will not register the transfer of any shares of Class B Common Stock, unless the transferee and the transferor of such Class B Common Stock have furnished such affidavits and other proof as BlackRock may reasonably request to establish that such proposed transferee is a Permitted Transferee. In addition, upon any purported transfer of shares of Class B Common Stock not permitted hereunder, each share of Class B Common Stock purported to be so transferred shall be deemed, without further act on the part of the holder thereof or BlackRock, to be converted into one share of Class A Common Stock, and stock certificates formerly representing one share of Class B Common Stock shall thereupon and thereafter be deemed to represent such number of shares of Class A Common Stock as equals the number of shares of Class A Common Stock into which such shares of Class B Common Stock could be converted pursuant to the terms hereof, and BlackRock shall register such shares of Class A Common Stock in the name of the person to whom such shares of Class B Common Stock were purported to be transferred.

     3.4  BlackRock Board Approval Required for Certain Transfers of Class B
          ------------------------------------------------------------------
Common Stock.
------------

          (a) Notwithstanding any provision of this Agreement to the contrary, no Transfer of any BlackRock Employee Shares may be made by any Employee Stockholder or Permitted Transferee without the prior written consent of the BlackRock Board if (i) as a result of such Transfer, BlackRock would be required to register any class of its securities under the Securities Act, except if BlackRock is required to register Class A Common Stock under the terms of the Registration Rights Agreement, or (ii) if such Transfer would constitute an assignment of the advisory agreements of BlackRock or any investment advisory subsidiary of

BlackRock for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended ("Advisers Act"). Any Transfer of BlackRock Employee Shares con sented to by the BlackRock Board that constitutes an assignment for purposes of the 1940 Act shall only be consummated after entering into and obtaining appropriate covenants to assure compliance with Section 15(f) of the 1940 Act.

          (b) In connection with a Transfer of Class B Common Stock (or Class A Common Stock into which such Class B Common Stock has been converted) by PAM or an Affiliate thereof (i) PAM or its Affiliate shall (A) use its best efforts and take all actions necessary or appropriate to cooperate with BlackRock in complying with any requirements of the 1940 Act and the Advisers Act applicable to such Transfer; and (B) require, as a condition of the closing of any such Transfer, compliance with the second sentence of Section 3.4(a); and (ii) BlackRock shall use its best efforts and take all actions necessary or appropriate to cooperate with PAM or its Affiliate and with the transferee in complying with any requirements of the 1940 Act, the Advisers Act and Section 3.4(a) applicable to such Transfer.

          (c) Any purported Transfer which would result in a violation of
Section 3.4(a) hereof shall be null and void.

     3.5  Restricted BlackRock Employee Shares Not Convertible Into Class A
          -----------------------------------------------------------------
Common Stock.  No shares of Class B Common Stock may be converted into shares of
------------
Class A Common Stock so long as such shares of Class B Common Stock are Restricted BlackRock Employee Shares.



                                   ARTICLE 4.
                    STOCKHOLDERS' RIGHT OF FIRST REFUSAL ON
                 DISPOSITIONS OF BLACKROCK CLASS B COMMON STOCK

     4.1  Transfers of Class B Common Stock to Third Parties.  Subject to
          --------------------------------------------------
compliance with the provisions of Article 4 of this Agreement, PAM may Transfer, in whole or in part, its shares of Class B Common Stock, and any Employee Stock holder or Permitted Transferee may transfer Unrestricted BlackRock Employee Shares, to any third party at any time after the Effective Date.

     4.2  Offer Notice Regarding the BlackRock Common Stock.  Except as
          -------------------------------------------------
otherwise provided in Section 4.9 hereof, if at any time after the Effective Date, any stockholder wishes to Transfer all or any part of the unrestricted shares of Class B Common Stock held by such stockholder, including PAM ("Transferring Stock holder"), to a third party, other than as permitted by Section 3.3 of this Agreement, the Transferring Stockholder shall give written notice (the "Offer Notice") of the proposed transaction to BlackRock and the other parties to this Agreement, (i) identifying the proposed transferee, (ii) setting forth the proposed terms of such Transfer, which shall be limited to transactions involving cash, cash equivalents, or marketable securities against delivery of the Class B Common Stock, (iii) stating the Transfer Percentage (as defined herein) and (iv) stating (A) whether more than 5% of the outstanding Class B Common Stock will be transferred and (B) whether the Transfer will constitute an assignment under the 1940 Act. The giving by the Transferring Stockholder of an Offer Notice shall be deemed to be an offer to Transfer the Class B Common Stock subject to the Offer Notice to the other stock holders who are parties to this Agreement (to each such stockholder in proportion to his or her ownership of the total number of outstanding shares of Class B Common Stock, not counting the shares subject to the Offer Notice for this purpose) for a purchase price equal to the value proposed to be paid by the proposed transferee. The right of first refusal provided in this Article 4 shall not apply to any transfer of shares of Class A Common Stock.

     4.3  Response to Offer Notice.  Within thirty (30) days of receipt of such
          ------------------------
Offer Notice, each stockholder who receives the Offer Notice must notify the Transferring Stockholder whether such stockholder will exercise his, her or its right to purchase the Class B Common Stock subject to the Offer Notice. Any eligible stockholder that does not respond to the Offer Notice within the allotted thirty (30) period shall not have any right to purchase shares of Class B Common Stock subject to the Offer Notice. Each stockholder who receives the Offer Notice shall also be entitled to indicate in his, her or its response to the Offer Notice a number of shares of Class B Common Stock that such stockholder is prepared to purchase in addition to any shares of Class B Common Stock which are allocated to such stockholder based on such stockholder's proportionate ownership of BlackRock. Any shares of Class B Common Stock which are subject to the Offer Notice which are not claimed by any stockholder entitled to claim such shares shall be allocated to those stock holders who indicate in their response to the Offer Notice that they are prepared to purchase remaining shares of Class B Common Stock in addition to the shares which are allocated to them based on the proportionate ownership criteria. If the stockholders who express an interest in purchasing remaining or additional shares of Class B Common Stock indicate an interest in more shares than are available from the remaining shares being offered by the Transferring Stockholder, such remaining shares shall be allocated among the stockholders expressing an interest in purchasing additional shares in proportion to such stockholders' relative ownership percentages of Class B Common Stock.

     4.4  Settlement for Purchases by BlackRock Stockholders.  Settlement for
          --------------------------------------------------
Class B Common Stock to be purchased by BlackRock stockholders pursuant to this
Article 4 shall be thirty (30) calendar days after the expiration of the thirty
(30) period provided for in Section 4.3 hereof or such other date as may be agreed to by the relevant parties. At such settlement, (i) the BlackRock stockholders who have elected to purchase Class B Common Stock pursuant to this
Article 4 shall deliver the consideration for such shares to the Transferring Stockholder and (ii) the Transferring Stockholder shall deliver properly endorsed certificates representing such Class B Common Stock to the appropriate other BlackRock stockholders.

     4.5  Right to Transfer to Third Party.  Subject to Section 4.6 of this
          --------------------------------
Agreement, to the extent eligible stockholders of BlackRock do not exercise their purchase rights pursuant to this Article 4, the Transferring Stockholder may, within three months from the date of the Offer Notice, if no eligible stockholders exercise their purchase right, or the date of settlement pursuant to Section 4.4 hereof, if some eligible stockholders exercise their purchase right, Transfer all or a portion of the shares of Class B Common Stock which were subject to the Offer Notice and not purchased by other eligible stockholders of BlackRock pursuant to this Article 4, to the third party identified in the Offer Notice at a purchase price equal to or greater than the purchase price specified by the Transferring Stockholder in the Offer Notice. If the Transferring Stockholder does not Transfer the Class B Common Stock in the three-month period provided for in this Section 4.5, the Transferring Stockholder shall thereafter only be entitled to Transfer any shares of Class B Common Stock to a third party upon compliance with all of the provisions of this
Article 4 or Article 3.

     4.6  Tag Along Rights.
          ----------------

          (a) If a Transferring Stockholder proposes to Transfer more than five percent 5% of the Voting Stock pursuant to Section 4.2 hereof, each BlackRock stockholder that is a party to this Agreement that elects to not exercise the purchase right pursuant to Section 4.3 hereof shall be entitled to exercise tag along rights as set forth in this Section 4.6 by written notice (a "Tag Along Notice") to the Transferring Stockholder not later than 30 days following receipt of the related Offer Notice. The tag along rights provided in this
Article 4 shall not apply to any transfer of shares of Class A Common Stock.
The Tag Along Notice shall specify the number of shares of Class B Common Stock that such stockholder will require to be transferred pursuant to this Section 4.6, the maximum number of which shall be determined in accordance with the provisions set forth below:

          (i) If the proposed Transfer shall not constitute an assign ment under the 1940 Act, each such BlackRock stockholder shall be entitled to require Transfer of a maximum number of such BlackRock stockholder's shares of Class B Common Stock equal to the product of (A) the ratio of the number of shares of Class B Common Stock proposed to be transferred by the Transferring Stock holder to the total number of shares of Class B Common Stock held by such Trans ferring Stockholder (the "Transfer Percentage"), and (B) the total number of unrestricted shares of Class B Common Stock held by such BlackRock stockholder.

          (ii) If the proposed Transfer shall constitute an assignment under the 1940 Act, (A) the restriction on Transfer set forth in Section 3.1 hereof will lapse immediately with respect to that number of Restricted BlackRock Employee Shares held by each Employee Stockholder or any Permitted Transferee thereof equal to (x) the product of the Transfer Percentage and the total number of shares of Class B Common Stock held by such Employee Stockholder or Permitted Transferee thereof, minus (y) the total number of Unrestricted BlackRock Employee Shares held by such Employee Stockholder or any Permitted Transferee thereof (provided that if such number shall be negative such number shall be deemed to be zero), and (B) each such BlackRock stockholder shall be entitled to require Transfer of a maximum number of such BlackRock stockholder's shares of Class B Common Stock equal to the product of the Transfer Percentage and the total number of shares of Class B Common Stock held by such BlackRock stockholder.

          (b) At least ten (10) business days prior to the consummation of a Transfer by the Transferring Stockholder described in the Offer Notice, the Transferring Stockholder shall provide written notice (a "Consummation
Notice") to the BlackRock stockholders entitled to exercise tag along rights pursuant to this Section 4.6 stating (i) the number of shares of Class B Common Stock that each such stockholder will be entitled to Transfer pursuant to this
Section 4.6 and (ii) the date the Transfer will be consummated.  At least five
(5) business days prior to the date of the consummation of the Transfer by the Transferring Stockholder to the third party identified in the Offer Notice, each stockholder exercising rights pursuant to this Section 4.6 shall deliver to the Transferring Stockholder for Transfer to the third party one or more certificates, properly endorsed for Transfer, which represent the number of shares of Class B Common Stock the stockholder is entitled to sell as provided in the Consummation Notice. The certificate(s) delivered to the Transfer ring Stockholder shall be Transferred to the third party as part of the consummation of the Transfer of Class B Common Stock pursuant to the terms and conditions specified in the Offer Notice and the Consummation Notice.

     4.7  Representations of Selling Stockholders.  In connection with the
          ---------------------------------------
Transfer contemplated by Section 4.6 hereof or any Transfer among stockholders permitted by this Agreement, any selling stockholder shall be required to make customary representations and warranties regarding the Class B Common Stock that it proposes to Transfer, including, but not limited to, such stockholder's ownership of and authority to Transfer such Class B Common Stock, the absence of any liens or other encumbrances on such Class B Common Stock, and the compliance of such Transfer with the federal and state securities laws and all other applicable laws and regulations.

     4.8  Insolvency of a Party.  The Insolvency of any party hereto shall be
          ---------------------
deemed to be an offer to sell the Class B Common Stock owned by such party and its Affiliates and Permitted Transferees (other than a financial institution referenced in the second sentence of Section 1.17 hereof) to the other stockholders of BlackRock who are parties hereto in accordance with the terms and procedures set forth in this Article 4, except that (i) the price per share of Class B Common Stock offered in such event shall be equal to the Market Value of each share of Class B Common Stock determined as of the date on which notice of such offer is made in accordance with the provisions of this Article 4 and
(ii) Section 4.6 hereof shall not apply. If a court or other governmental authority permits a transfer of Class B Common Stock to a party other than stockholders of BlackRock in connection with a bankruptcy or other insolvency proceeding notwithstanding the preceding sentence, such third party shall be subject to and bound by the terms of this Agreement and shall be required to offer to sell the Class B Common Stock acquired by such third party to the other stockholders of BlackRock who are parties to this Agreement in accordance with the first sentence of this Section 4.8. Each share of Class B Common Stock that is offered for sale pursuant to this Section 4.8 and is not purchased by the stockholders of BlackRock who are parties to this Agreement pursuant to their rights of first refusal under this Article 4, shall be repurchased by BlackRock at a purchase price equal to the price at which such share was offered to such stockholders of BlackRock.

     4.9  Transfers to Affiliates.  Notwithstanding any other term of this
          -----------------------
Agreement to the contrary, PAM may Transfer, in one or more transactions, all or a portion of the Class B Common Stock held by it to any of its Affiliates and subsequent Transfers of Class B Common Stock may be made among Affiliates of PNC (other than BlackRock), provided that (i) any transferee shall agree in writing prior to such Transfer to be bound by the terms of this Agreement and
(ii) any such Transfer must comply with Section 3.4 hereof. Any Transfer made pursuant to this Section 4.9 shall not be subject to the other provisions of
Article 4 of this Agreement.

          If, at any time, any person that received Class B Common Stock from PAM or its Affiliates ceases to be an Affiliate of PAM for any reason, such person must Transfer any shares of Class B Common Stock held by it back to PAM or another Affiliate of PAM designated by PAM. In addition, if PAM shall cease to be an Affiliate of PNC while PAM holds any Class B Common Stock, PAM must Transfer any shares of Class B Common Stock held by it to PNC or an Affiliate of PNC designated by PNC, and PNC or such Affiliate, as applicable. A transfer by PNC of all of its interest in PAM shall be deemed a transfer of Class B Common Stock subject to the terms of this Article 4.


                                   ARTICLE 5.
  REPURCHASES OF RESTRICTED BLACKROCK EMPLOYEE SHARES BY BLACKROCK; MANDATORY
                       CONVERSION OF CLASS B COMMON STOCK

     5.1  Repurchase of Restricted BlackRock Employee Shares. Any Restricted
          --------------------------------------------------
BlackRock Employee Shares held by an Employee Stockholder or a Permitted Transferee of such Employee Stockholder as of the date of the termination of such Employee Stockholder's employment by Employer, the restrictions on which have not lapsed as a result of such termination of employment in accordance with
Section 3.2 hereof, shall be offered for sale to BlackRock and BlackRock shall purchase such shares. The purchase price to be paid by BlackRock for such Re stricted BlackRock Employee Shares shall be the lower of (i) the Market Value determined as of a date three (3) business days prior to the date on which such repurchase is consummated pursuant to Section 5.2 hereof and (ii) the consideration paid by the Employee Stockholder for Restricted BlackRock Employee Shares or the shares of BFM Common Stock that were exchanged for such Restricted BlackRock Employee Shares pursuant to the Exchange Agreement, as the case may be.

     5.2  Settlement for Restricted BlackRock Employee Shares.  The purchase by
          ---------------------------------------------------
BlackRock of Restricted BlackRock Employee Shares pursuant to this Article 5 shall be consummated at a closing which shall take place on a date specified by BlackRock, which date shall not be later than sixty (60) calendar days following the occurrence of the event which requires BlackRock to purchase Restricted BlackRock Employee Shares.

     5.3  Conversion of Unrestricted BlackRock Employee Shares.  Subject to
          ----------------------------------------------------
Sections 5.1 and 5.2 above, immediately following the termination of any Employee Stockholder's employment with Employer, each Class B Unrestricted BlackRock Employee Share held by such Employee Stockholder shall be converted into one share of Class A Common Stock in accordance with the procedures set forth herein and in Article FOURTH of BlackRock's Certificate of Incorporation. Each Employee Stockholder hereby agrees to comply with the procedures set forth herein and in Article FOURTH and take any other action required in order to convert such shares of Class B Common Stock into Class A Common Stock.


                                   ARTICLE 6.
                EFFECTIVE DATE; TERMINATION; ADDITIONAL PARTIES

     6.1  Effective Date.  All rights and obligations set forth in this
          --------------
Agreement shall take effect upon the filing of the Certificate of Incorporation of BlackRock with the Delaware Secretary of State. On the Effective Date, the 1998 Stockholders Agreements shall terminate without any consideration paid thereunder, and from and after the Effective Date, the 1998 Stockholders Agreements shall be void and of no force and effect.

     6.2  Termination.
          -----------

          (a) With respect to any holder of Class B Common Stock, all rights and obligations set forth in this Agreement, to the extent not previously terminated, shall terminate at such time as such holder shall cease to own any shares of Class B Common Stock.

          (b) With respect to PAM, all rights and obligations of PAM set forth in this Agreement, to the extent not previously terminated, shall terminate at such time as PAM or any Affiliate shall cease to own any shares of Class B Common Stock.

          (c) This Agreement shall terminate automatically if all outstanding shares Class B Common Stock represents less than five percent (5%) of the voting power of the outstanding capital stock of BlackRock at such time.

          (d) This Agreement may be terminated at any time upon the mutual agreement of PAM and the holders of a majority in interest of the BlackRock Employee Shares.

     6.3  Additional Parties.  Any person which proposes to acquire any Class B
          ------------------
Common Stock or any interest therein shall be required as a condition precedent to such transaction to become a party to this Agreement by executing this Agreement or a counterpart hereof. Any such additional party shall be subject to and bound by the terms and conditions of this Agreement. Any employee of BlackRock or any Affiliate thereof that becomes a party to this Agreement after the date hereof shall be deemed an "Employee Stockholder" for purposes of this Agreement. BlackRock shall promptly notify each existing party to this Agreement of the addition of each new party hereto and such notice shall include the requisite information for providing notice to such new party pursuant to
Section 7.1 hereof


                                   ARTICLE 7.
                                 MISCELLANEOUS

     7.1  Notices.  All notices, demands and requests required or permitted to
          -------
be given under the provisions of this Agreement shall be: (i) in writing, (ii) sent by telecopy (with receipt personally confirmed by telephone), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, (iii) deemed to have been given on the date telecopied with receipt confirmed, the date of personal delivery, or the date set forth in the records of the delivery service or on the return receipt, and (iv) addressed as follows:

     If to BlackRock:  BlackRock, Inc.
     ---------------   345 Park Avenue
                       New York, New York  10154
                       Attention:  Laurence D. Fink
                       Telecopy:   212-754-8760
                       Telephone:  212-754-5546

(with a copy which shall
not constitute notice) to: Skadden, Arps, Slate, Meagher & Flom LLP
                           919 Third Avenue
                           New York, New York  10022
                           Attention:  Matthew J. Mallow
                           Telecopy:   212-735-2000
                           Telephone:  212-735-3930

     If to PAM:            PNC Asset Management, Inc.
     ---------             c/o PNC Bank Corp.
                           One PNC Plaza
                           Pittsburgh, Pennsylvania  15222
                           Attention:  General Counsel
                           Telecopy:   412-768-2875
                           Telephone:  412-762-7987

(with a copy which shall
not constitute notice) to: Arnold & Porter
                           555 Twelfth Street, N.W.
                           Washington, D.C.  20004-1202
                           Attention:  Steven Kaplan
                           Telecopy:   202-942-5999
                           Telephone:  202-942-5998

If to an Employee
Stockholder or
Permitted
Transferee:                The address set forth on the stock
----------                 transfer records of BlackRock

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section
7.1. All notices, requests, demands and other communications hereunder shall be deemed delivered when received by all persons entitled to their receipt.

     7.2  Assignability; Binding Effect.  Except as expressly permitted by this
          -----------------------------
Agreement, this Agreement shall not be assignable by any of the parties hereto without the prior written consent of (i) PAM and the BlackRock Management Committee, in the case of any proposed assignment by BlackRock or by an Employee Stockholder or Permitted Transferee thereof, or (ii) BlackRock and the

BlackRock Management Committee, in the case of any proposed assignment by PAM. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

     7.3  Governing Law and Dispute Resolution.
          ------------------------------------

          (a) This Agreement and all actions contemplated hereby shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware and without giving effect to its choice or conflict of laws rules or principles.

          (b) If a dispute should arise with respect to the terms of this Agreement, the parties shall have thirty (30) days from the date written notice of the dispute is given by one party to another party to resolve the matter through informal negotiation. If the matter is not resolved within those thirty
(30) days, and if any party wishes to pursue the dispute, the dispute shall be submitted to binding arbitration under the Commercial Rules of the American Arbitration Association. Arbitration may be initiated by any party making a written demand for arbitration to the other party within a reasonable time from the date the claim, dispute, or controversy arose. The party making such demand shall designate a competent and disinterested arbitrator in such written demand. Within thirty (30) days of such demand, the other party shall designate a competent and disinterested arbitrator and shall give written notice of such designation to the party making the initial demand for arbitration. Within thirty (30) days after such notices have been given, the two arbitrators so designated shall select a third competent and disinterested arbitrator and give notice of such selection to both parties. If the two arbitrators designated by the parties are unable to agree on a third arbitrator within (30) days, then upon request of either party such third arbitrator shall be randomly selected from a list of available arbitrators as provided by the American Arbitration Association. In no event may the arbitration be initiated more than one year after the date one party gave written notice to the other party. Any arbitration proceeding pursuant to this Section 7.3(b) shall be conducted in the City of New York. The arbitrators shall have no authority to award any punitive or exemplary damages and may interpret or construe, but shall not vary or ignore the terms of this Agreement and shall be bound to follow controlling law. Each party shall pay its chosen arbitrator, and shall bear equally the expenses of the third arbitrator and all other expenses of arbitration are to be borne by the party incurring them. Any arbitration award made pursuant to this Section 7.3(b) shall be nonappealable except as provided in applicable arbitration statues.

          (c) Notwithstanding Section 7.3(b) hereof, in connection with any dispute under this Agreement the parties to this Agreement shall be entitled to seek injunctive relief (but not damages) in any court of equity having jurisdiction over the relevant parties.

     7.4  Counterparts.  This Agreement may be executed simultaneously in one or
          ------------
more counterparts and may be executed by facsimile. Each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     7.5  Entire Agreement.  This Agreement, the Initial Public Offering
          ----------------
Agreement dated the date hereof between PNC, PAM and BlackRock, the Registration Rights Agreement, and any employment agreements between BlackRock and any Employee Stockholders constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and thereby and, except as provided herein, supersede all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings with respect to such transactions.

     7.6  Amendments and Waivers.
          ----------------------

          (a) This Agreement may be amended only by the written agreement of PAM, BlackRock and the director(s) of BlackRock nominated by the BlackRock Management Committee; provided, however, that if any proposed amendment to this Agreement would materially and adversely affect any holders of BlackRock Employee Shares, the amendment must also be approved by a majority in interest of those holders of BlackRock Employee Shares.

          (b) No delay or omission on the part of any party hereto in enforcing any of the obligations of any other party hereto shall operate as a waiver of such obligation or operate to constrain the rights of any other party hereunder to enforce such obligation. No waiver of any one right shall operate as a waiver of any subsequent right.

     7.7  Headings.  The headings contained in this Agreement are for reference
          --------
purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.8  Severability.  It is the intent and understanding of each party hereto
          ------------
that if, in any action or proceeding before any court or agency legally empowered to enforce this Agreement or arbitrator, any term, restriction, covenant, or promise is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant, or promise shall not thereby be terminated but that it shall be deemed modified to the minimal extent necessary to make it enforceable by such court or agency and, if it cannot be so modified, that it shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such modification or amendment in any event to apply only with respect to the operation of this Agreement in the particular jurisdiction in which such adjudication is made.

     7.9  Legend.  All certificates representing the Class B Common Stock
          ------
covered by this Agreement shall bear on their face the following legend, or one substantially similar thereto:

     The shares represented by this certificate have not been registered under either the Securities Act of 1933 (the "Act") or applicable state or foreign securities laws (the "Other Acts") and shall not be sold or otherwise disposed of by the holder hereof except upon registration of such sale or disposition in accordance with the securities registration requirements of the Act or any applicable Other Acts, or pursuant to an exemption from such registration requirements. In addition, the shares represented by this certificate may be transferred only in compliance with the provisions of the Stockholders Agreement dated as of ____________ ___, 1999 (a copy of which is avail able for inspection at the executive offices of BlackRock, Inc. ("BlackRock") at 345 Park Avenue, New York, New York 10154 and will be provided to a registered holder of securities of BlackRock upon request) and no person who receives such shares in connection with a transfer which does not meet the qualifications prescribed by the Stockholders Agreement is entitled to own or to be registered as the record holder of such shares but the record holder of this certificate may at such time and in the manner set forth in said Stockholders Agreement convert such shares into the same number of shares of Class A Common Stock for purposes of effecting the sale or other disposition of such shares to any person. Upon any such transfer in violation of the Stockholders Agreement, the person receiving this certificate in connection with such transfer shall promptly surrender such certificate to BlackRock and shall be entitled to receive a certificate representing the shares of Class A Common Stock issuable upon conversion of the shares of Class B Common Stock. Each holder of this certificate, by accepting the same, accepts and agrees to all of the foregoing.".

     7.10 Further Agreements.  Each of the parties hereto agrees to execute all
          ------------------
such further instruments and documents and to take all such further action as any other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

     7.11 Financial Information.  BlackRock shall make available to each holder
          ---------------------
of Class B Common Stock all financial statements, reports and other informa tion made available to holders of Class A Common Stock.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement or have caused this Agreement to be executed by their duly authorized officers, as appropriate, as of the date first above written.


                                     BLACKROCK, INC.

                                     By:
                                        _______________________________

                                     Name:
                                          _____________________________

                                     Title:
                                           ____________________________



                                     PNC ASSET MANAGEMENT, INC.

                                     By:
                                        _______________________________

                                     Name:
                                          _____________________________

                                     Title:
                                           ____________________________

                                     _____________________________
                                            LAURENCE FINK



                                     _____________________________
                                            RALPH SCHLOSSTEIN



                                     _____________________________
                                            ROBERT KAPITO



                                     _____________________________
                                            SCOTT AMERO



                                     _____________________________
                                            GORDON ANDERSON



                                     _____________________________
                                            PAUL AUDET



                                     _____________________________
                                            KEITH ANDERSON

                                     _____________________________
                                            THOMAS BAIN



                                     _____________________________
                                            NIGEL BARRY



                                     _____________________________
                                            THOMAS CALLAN



                                     _____________________________
                                            LAURENCE CAROLAN



                                     _____________________________
                                            YOUNG CHIN



                                     _____________________________
                                            ROBERT CONNOLLY

                                     _____________________________
                                            ANDREW DAMM



                                     _____________________________
                                            DANIEL EAGAN



                                     _____________________________
                                            HUGH FRATER


                                     _____________________________
                                            HENRY GABBAY



                                     _____________________________
                                            BENNETT GOLUB



                                     _____________________________
                                            ANDREW GORDON



                                     _____________________________
                                            CHARLES HALLAC

                                     _____________________________
                                            [RICHARD HARMON]



                                     _____________________________
                                            MICHAEL HUEBSCH



                                     _____________________________
                                            KEVIN KLINGERT



                                     _____________________________
                                            JAMES KONG



                                     _____________________________
                                            RICHARD KUSHEL



                                     _____________________________
                                            PHILIP MATTHEWS

                                     _____________________________
                                            WILLIAM McVAIL



                                     _____________________________
                                            JOHN MORAN



                                     _____________________________
                                            THOMAS NEVIN


                                     _____________________________
                                            BARBARA NOVICK



                                     _____________________________
                                            KAREN SABATH



                                     _____________________________
                                            DENNIS SCHANEY



                                     _____________________________
                                            JOEL SHAIMAN

                                     _____________________________
                                            RAJIV SOBTI



                                     _____________________________
                                            CHRISTIAN STADLINGER



                                     _____________________________
                                            PETER TAIT



                                     _____________________________
                                            DOUGLAS WAGGONER



                                     _____________________________
                                            SUSAN WAGNER



                                     _____________________________
                                            ADAM WIZON

                                     _____________________________
                                            WILLIAM WYKLE